Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Third Quarter 2021
Financial and Operating Results
•Third quarter 2021 net income of $7.0 million, adjusted EBITDA of $61.1 million and Distributable Cash Flow (“DCF”) of $45.7 million
•Total debt reduced by $37 million in 3Q 2021 and $132 million year-to-date, achieving approximately 94% of the $140 million midpoint of SMLP’s full year 2021 debt reduction guidance target, and reflecting Summit's strong free cash flow profile
•Double E achieves mechanical completion, with operations expected to commence in 4Q 2021; estimated gross (8/8ths) cost of $400 million, which reflects a $25 million reduction since June 30, 2021
•Closed new $400 million ABL Revolver and $700 million Senior Secured Second Priority Notes; proceeds used to fully refinance SMLP's 2022 debt maturities
•Approximately 45 new wells expected to be commissioned in 4Q 2021
•Expect full year 2021 adjusted EBITDA to be near the high end of SMLP's previously announced $225 million to $240 million guidance range; expect capital expenditures to be near the low end of the previously announced $20 million to $35 million guidance range
Houston, Texas (November 4, 2021) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended September 30, 2021, including net income of $7.0 million, adjusted EBITDA of $61.1 million and DCF of $45.7 million. Operated natural gas throughput averaged 1,333 million cubic feet per day (“MMcf/d”) and liquids throughput averaged 63 thousand barrels per day (“Mbbl/d”). Operated natural gas volumes decreased 7.5% relative to the second quarter of 2021, largely due to natural production declines, which was partially offset by volumes from 20 new wells that were turned-in-line during the quarter, including seven new Barnett wells that came online in September. Third quarter 2021 liquids volume was flat relative to the second quarter of 2021, primarily as a result of six new wells that were turned-in-line in July that provided both crude oil and water volumes to Summit's Williston liquids system.
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit's third quarter financial and operational results exceeded our revised expectations established in late June 2021, with quarterly adjusted EBITDA of $61.1 million. A total of 20 new wells were connected across our diversified operating footprint during the quarter and we expect approximately 45 new wells to be turned-in-line during the fourth quarter. After posting our third consecutive quarter of strong results, and factoring in expected fourth quarter activity, we now expect full year 2021 adjusted EBITDA to be near the high end of our previously announced guidance of $225 million to $240 million."
“The recent closing of the previously announced $400 million ABL Revolver and $700 million of secured bonds provides a new multi-year runway to continue harvesting substantial free cash flow from the business, reducing debt and further unlocking value across Summit's capital structure. These new financings provide ample liquidity and financial flexibility over the next several years to continue our focus on strengthening the balance sheet, optimizing the base business, and pursuing value enhancing growth opportunities.”
"The Double E Pipeline achieved mechanical completion in October of 2021 and we are now entering the commissioning phase to place the project in-service by the end of the year. As the Double E Pipeline nears completion, we are also pleased to announce further reductions to the project budget, which is now expected to be approximately $400 million in total, or $280 million net to Summit. This significant reduction versus the original $500 million budget in June 2019 is a real testament to the hard work, planning and efficiency of the entire project team that has worked diligently on this effort over the past 3 years, while maintaining a best-in-class safety and compliance record. We are very excited to commence operations of the Double E Pipeline later this year and introduce a new strategic outlet for incremental gas takeaway in the northern Delaware Basin."
Third Quarter 2021 Business Highlights
In the third quarter of 2021, SMLP’s average daily natural gas throughput for its operated systems decreased by 7.5% to 1,333 MMcf/d, and liquids volumes remained unchanged at 63 Mbbl/d, relative to the second quarter of 2021. SMLP’s customers are currently operating five drilling rigs on acreage behind SMLP's gathering systems, and there were approximately 30 DUCs in inventory and 12 wells under development as of September 30, 2021.
Core Focus Areas:
•Core Focus Areas generated combined quarterly segment adjusted EBITDA of $34.3 million and had combined capital expenditures of $4.3 million in the third quarter of 2021.
•Utica Shale segment adjusted EBITDA totaled $8.3 million, a $2.3 million decrease relative to the second quarter of 2021, which was driven primarily by a 20.2% decline in volume throughput as a result of natural production declines, partially offset by two new wells connected behind the TPL-7 interconnect. Volumes from the four well pad that was connected in March of 2021 averaged 104 MMcf/d during the third quarter of 2021, and were responsible for the majority of the volume decline relative to the second quarter of 2021. As of September 30, 2021, our Utica Shale customers had 10 DUCs, including another four well pad that is expected to be turned-in-line in the fourth quarter of 2021.
•Ohio Gathering segment adjusted EBITDA totaled $6.7 million, a 2.2% decrease from the second quarter of 2021, primarily driven by a 2.1% decrease in volume throughput. Four new dry gas wells were connected during the third quarter of 2021 and there are currently nine DUCs behind the system, of which three, when commissioned in the fourth quarter of 2021, will provide volumes to both the Ohio Gathering system and the TPL-7 interconnect included in the Utica Shale segment.
•Williston Basin segment adjusted EBITDA totaled $11.3 million in the third quarter of 2021, a 17.1% increase from the second quarter of 2021, primarily as a result of favorable changes in customer volume mix, increased margins on certain contracts, reflecting higher commodity prices, and lower operating expenses. Six wells were connected behind our liquids gathering system in the third quarter of 2021, providing incremental crude oil and water volumes, which helped offset natural production declines. There are 12 wells currently in development behind our Polar Divide system, all which are expected to be turned-in-line later this year.
•DJ Basin segment adjusted EBITDA totaled $7.4 million in the third quarter of 2021, a $2.3 million increase from the second quarter of 2021, and included a $1.8 million benefit from the settlement of a legal matter. One new well was turned-in-line during the quarter and volume throughput averaged 23 MMcf/d, which was in-line with the second quarter of 2021. As of September 30, 2021, there were no DUCs behind our DJ Basin infrastructure expected to be turned-in-line in the near-term; however, Summit is engaged with third parties regarding new agreements that could further utilize spare processing capacity and improve cash flows.
•Permian Basin segment adjusted EBITDA totaled $0.6 million in the third quarter of 2021, a slight increase relative to the second quarter of 2021, primarily due to improved product sales margins and a change in customer volume mix. No new wells were connected during the quarter, but Summit recently signed a new commercial agreement with a new customer who is commissioning four new wells in the fourth quarter of 2021. Summit also executed a new offload agreement with a third party, which is expected to drive additional volumes behind the system heading into 2022.
Legacy Areas:
•Legacy Areas generated $34.2 million of combined segment adjusted EBITDA in the third quarter of 2021 and had combined capital expenditures of $1.2 million.
•Piceance Basin segment adjusted EBITDA of $18.9 million decreased by 7.0% from the second quarter of 2021, primarily due to a gathering rate reduction for a customer that became effective in July, lower quarterly volume throughput and increased operating expenses. No new wells were connected during the third quarter; however, one of our larger customers is expected to turn-in-line nine new wells during the fourth quarter of 2021, which would be the first new wells in the Piceance Basin segment since 2018.

•Barnett Shale segment adjusted EBITDA of $9.6 million increased by 8.4% from the second quarter of 2021, primarily due to increased volumes and a change in customer volume mix as a result of seven new wells that were turned-in-line in September 2021, which represent the first new wells on the DFW system since 2019. In aggregate, these seven wells produced in excess of 55 MMcf/d in the first 30 days and represent some of the largest natural gas wells ever drilled in the Barnett.
•Marcellus Shale segment adjusted EBITDA of $5.7 million decreased 2.8% from the second quarter of 2021, driven primarily by natural production declines, as no new wells were connected in the third quarter of 2021. There were four DUCs behind the Mountaineer system at the end of September 2021 that are expected to be connected during the fourth quarter of 2021.
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Average daily throughput (MMcf/d):
Utica Shale	396	352	434	330
Williston Basin	13	14	13	14
DJ Basin	23	27	23	26
Permian Basin	24	34	28	33
Piceance Basin	321	361	329	370
Barnett Shale	201	208	197	215
Marcellus Shale	355	396	350	366
Aggregate average daily throughput	1,333	1,392	1,374	1,354

Average daily throughput (Mbbl/d):
Williston Basin	63	69	64	81
Aggregate average daily throughput	63	69	64	81

Ohio Gathering average daily throughput (MMcf/d) (1)	503	512	525	554
__________
(1)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$8,328	$7,453	$26,700	$24,074
Ohio Gathering (2)	6,690	7,129	20,403	22,582
Williston Basin	11,276	11,713	31,707	40,632
DJ Basin	7,446	4,766	17,899	15,016
Permian Basin	559	893	1,729	4,302
Piceance Basin	18,908	21,503	60,266	66,794
Barnett Shale	9,637	7,205	26,542	24,475
Marcellus Shale	5,702	6,022	17,171	16,230
Total	$68,546	$66,684	$202,417	$214,105
Less: Corporate and Other (3)	7,402	6,854	18,700	23,781
Adjusted EBITDA	$61,144	$59,830	$183,717	$190,324

__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $5.8 million in the third quarter of 2021, inclusive of maintenance capital expenditures of $2.2 million. Capital expenditures in the third quarter of 2021 were primarily related to growth projects to connect new pad sites in our Utica Shale and Williston Basin segments.

	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$6,247	$2,461
Williston Basin	3,031	8,435
DJ Basin	481	11,349
Permian Basin	349	6,342
Piceance Basin	(32)	971
Barnett Shale	731	1,627
Marcellus Shale	525	430
Total reportable segment capital expenditures	$11,332	$31,615
Corporate and Other	448	3,697
Total cash paid for capital expenditures	$11,780	$35,312
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
Capital & Liquidity
As of September 30, 2021, SMLP had $725 million drawn under its $1.1 billion Revolver and $351.1 million of undrawn commitments, after accounting for $23.9 million of issued, but undrawn letters of credit. Year-to-date through September 30, 2021, SMLP has reduced the drawn balance on the Revolver by $132 million, including $37 million in the third quarter of 2021. Subject to covenant limits, our available borrowing capacity at September 30, 2021 totaled approximately $170.5 million. SMLP also had $5.5 million of unrestricted cash on hand as of September 30, 2021.
Based upon the terms of SMLP’s Revolver, and $1.21 billion of total outstanding debt, net of cash (inclusive of $493.5 million of senior unsecured notes), SMLP’s total leverage ratio and first lien secured leverage ratio (as defined in the credit agreement) as of September 30, 2021, were 4.88 to 1.0 and 2.90 to 1.0, respectively, relative to maximum threshold limits of 5.75 to 1.0 and 3.50 to 1.0.
As of November 2, 2021, pro forma for the completion of the 2022 debt maturities refinancing transaction, SMLP had approximately $300 million outstanding on its new $400 million ABL Revolving Credit Facility and borrowing availability of $76.1 million, after accounting for $23.9 million of issued, but undrawn letters of credit, and Summit was in compliance with all financial covenants.

Double E Update
The Double E Pipeline is mechanically complete and currently interconnected with all five natural gas processing plant receipt points in the northern Delaware Basin, which represent the origination points for future natural gas flowing to Double E. Double E is also now interconnected with two of the largest and newest downstream pipelines originating in the Waha Hub region, which will provide Double E’s customers with access to the Texas Gulf Coast markets. Additionally, Double E is nearing completion for a third downstream pipeline interconnection.
Summit is currently in the process of commissioning the Double E Pipeline and expects to place it in service during the fourth quarter of 2021, at an all-in, gross (8/8th’s) cost of approximately $400 million, which is approximately $280 million net to Summit, for its 70% interest in the project. Summit funded all of its Double E capital calls in the third quarter of 2021 with borrowings under the non-recourse credit facilities at its wholly-owned, unrestricted subsidiary, Summit Permian Transmission, LLC (“Permian Transmission”). As of September 30, 2021, there was $107.0 million outstanding under the $160.0 million Permian Transmission construction facility.
Double E has 1.0 Bcf/d, or approximately 75% of its initial 1.35 Bcf/d of total throughput capacity, committed under long-term, take-or-pay firm transportation service agreements from some of the largest and most active producers in the Delaware Basin. These volume commitments are structured to step-up over a three year period, with the first year of commitments totaling 585 MMcf/d. Commitments step up each year such that, by year 4, Double E will earn take-or-pay revenue on the full 1.0 Bcf/d of existing contracted commitments.
Summit is engaged in various stages of discussions with multiple prospective shippers to subscribe the remaining uncontracted capacity and will provide additional details regarding these discussions at the appropriate time.
MVC Shortfall Payments
SMLP billed its customers $11.5 million in the third quarter of 2021 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the third quarter of 2021, SMLP recognized $13.6 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the third quarter of 2021. SMLP’s MVC shortfall payment mechanisms contributed $13.6 million of total adjusted EBITDA in the third quarter of 2021.

	Three Months Ended September 30, 2021
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA

Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,705	$3,705	$—	$3,705
Total net change	$3,705	$3,705	$—	$3,705

MVC shortfall payment adjustments:
Williston Basin	$—	$2,145	$—	$2,145
Piceance Basin	6,226	6,226	—	6,226
Marcellus Shale	1,571	1,571	—	1,571
Total MVC shortfall payment adjustments	$7,797	$9,942	$—	$9,942

Total (1)	$11,502	$13,647	$—	$13,647
__________
(1) Exclusive of Ohio Gathering due to equity method accounting.

	Nine Months Ended September 30, 2021
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA

Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$11,007	$11,007	$—	$11,007
Total net change	$11,007	$11,007	$—	$11,007

MVC shortfall payment adjustments:
Williston Basin	$—	$6,435	$—	$6,435
Piceance Basin	18,588	18,588	—	18,588
Marcellus Shale	4,778	4,778	—	4,778
Total MVC shortfall payment adjustments	$23,366	$29,801	$—	$29,801

Total (1)	$34,373	$40,808	$—	$40,808
__________
(1) Exclusive of Ohio Gathering due to equity method accounting.
Quarterly Distribution
The board of directors of SMLP’s general partner continues to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Pref Units") for the period ended September 30, 2021. Unpaid distributions on the Series A Pref Units will continue to accrue.
Third Quarter 2021 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Thursday, November 4, 2021, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 50239464. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMLP’s senior management team will be attending the RBC Capital Markets Midstream and Energy Infrastructure Conference on November 16, 2021, the Bank of America General Leveraged Finance Conference on December 1, 2021, and the Wells Fargo 2021 Virtual Midstream, Utility & Renewables Symposium on December 8, 2021. Presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com in advance of each respective conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, a non-GAAP financial measure. We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains.   Because adjusted EBITDA may be

defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws.  Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could."  In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2020 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(In thousands)
ASSETS
Cash and cash equivalents	$5,505	$15,544
Restricted cash	756	—
Accounts receivable, net	68,473	61,932
Other current assets	11,388	4,623
Total current assets	86,122	82,099
Property, plant and equipment, net	1,748,174	1,817,546
Intangible assets, net	180,017	199,566
Investment in equity method investees	481,985	392,740
Other noncurrent assets	4,379	7,866
TOTAL ASSETS	$2,500,677	$2,499,817

LIABILITIES AND CAPITAL
Trade accounts payable	$10,706	$11,878
Accrued expenses	15,369	13,036
Deferred revenue	10,576	9,988
Ad valorem taxes payable	6,531	9,086
Accrued compensation and employee benefits	7,981	9,658
Accrued interest	8,592	8,007
Accrued environmental remediation	2,684	1,392
Other current liabilities	10,098	5,363
Total current liabilities	72,537	68,408
Long-term debt	1,318,078	1,347,326
Noncurrent deferred revenue	43,248	48,250
Noncurrent accrued environmental remediation	2,924	1,537
Other noncurrent liabilities	37,860	21,747
Total liabilities	1,474,647	1,487,268
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	101,932	89,658

Partners' Capital
Series A Preferred Units	165,823	174,425
Common limited partner capital	758,275	748,466
Total partners' capital	924,098	922,891
TOTAL LIABILITIES AND CAPITAL	$2,500,677	$2,499,817

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$70,924	$71,964	$215,504	$229,667
Natural gas, NGLs and condensate sales	22,121	10,783	59,301	35,246
Other revenues	9,000	7,406	26,599	22,150
Total revenues	102,045	90,153	301,404	287,063
Costs and expenses:
Cost of natural gas and NGLs	21,072	8,632	58,174	22,945
Operation and maintenance	20,781	22,168	54,881	65,131
General and administrative (1)	8,477	10,561	48,414	39,908
Depreciation and amortization	30,992	29,505	87,866	88,801
Transaction costs	1,060	726	1,276	1,944
Gain on asset sales, net	(212)	(104)	(352)	(270)
Long-lived asset impairment	248	—	1,773	4,475
Total costs and expenses	82,418	71,488	252,032	222,934
Other income (expense), net	753	795	(1,532)	644
Loss on ECP Warrants	—	—	(13,634)	—
Interest expense	(15,530)	(19,018)	(44,985)	(64,836)
Gain on early extinguishment of debt	—	24,690	—	78,925
Income (loss) before income taxes and equity method investment income	4,850	25,132	(10,779)	78,862
Income tax benefit (expense)	79	(298)	341	104
Income from equity method investees	2,075	795	6,694	7,146
Net income (loss)	$7,004	$25,629	$(3,744)	$86,112

Net income (loss) per limited partner unit:
Common unit – basic	$(0.17)	$19.28	$(2.99)	$36.12
Common unit – diluted	$(0.17)	$18.67	$(2.99)	$35.04

Weighted-average limited partner units outstanding:
Common units – basic	6,999	3,465	6,596	3,155
Common units – diluted	6,999	3,577	6,596	3,252
__________
(1) For the three and nine months ended September 30, 2021, the amount includes $2.9 million and $22.2 million losses related to the Blacktail Release. For the three and nine months ended September 30, 2020, the amount includes $0.1 million and $3.4 million of restructuring expenses, respectively.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Other financial data:
Net income (loss)	$7,004	$25,629	$(3,744)	$86,112
Net cash provided by operating activities	41,514	41,436	127,731	146,807
Capital expenditures	5,818	7,886	11,780	35,312
Contributions to equity method investees	53,166	12,344	102,109	92,072
Adjusted EBITDA	61,144	59,830	183,717	190,324
Cash flow available for distributions (1)	$45,736	$37,551	$138,364	$118,270
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,333	1,392	1,374	1,354
Aggregate average daily throughput – liquids (Mbbl/d)	63	69	64	81

Ohio Gathering average daily throughput (MMcf/d) (3)	503	512	525	554
__________
(1) Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2) Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.
(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income	$7,004	$25,629	$(3,744)	$86,112
Add:
Interest expense	15,530	19,018	44,985	64,836
Income tax (benefit) expense	(79)	298	(341)	(104)
Depreciation and amortization (1)	31,226	29,739	88,570	89,505
Proportional adjusted EBITDA for equity method investees (2)	6,690	7,129	20,403	22,582
Adjustments related to MVC shortfall payments (3)	—	2,292	—	(859)
Adjustments related to capital reimbursement activity (4)	(1,549)	(328)	(5,019)	(776)
Unit-based and noncash compensation	868	1,622	3,883	6,191
Gain on early extinguishment of debt	—	(24,690)	—	(78,925)
Gain on asset sales, net	(212)	(104)	(352)	(270)
Long-lived asset impairment	248	—	1,773	4,475
Other, net (5)	3,493	20	40,253	4,703
Less:
Income from equity method investees	2,075	795	6,694	7,146
Adjusted EBITDA	$61,144	$59,830	$183,717	$190,324
Less:
Cash interest paid	12,485	18,368	40,353	62,441
Cash paid for taxes	176	—	191	—
Senior notes interest adjustment (6)	512	410	512	(1,396)
Maintenance capital expenditures	2,235	3,501	4,297	11,009
Cash flow available for distributions (7)	$45,736	$37,551	$138,364	$118,270
__________
(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(3) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.
(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(5) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three and nine months ended September 30, 2021, the amount includes $2.9 million and $22.2 million of losses related to the Blacktail Release. Additionally, for the nine months ended September 30, 2021, the amount includes a $13.6 million loss related to the change in the fair value of the ECP Warrants. For the nine months ended September 30, 2020, the amount represents $3.4 million of restructuring expenses and $2.1 million of transaction costs associated with the GP Buy-In Transaction.
(6) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.
(7) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$127,731	$146,807
Add:
Interest expense, excluding amortization of debt issuance costs	39,809	59,966
Income tax (benefit) expense	(341)	(104)
Gain (loss) on ECP warrants and unsettled interest rate swaps	(11,696)	838
Changes in operating assets and liabilities	(6,626)	(21,049)
Proportional adjusted EBITDA for equity method investees (1)	20,403	22,582
Adjustments related to MVC shortfall payments (2)	—	(859)
Adjustments related to capital reimbursement activity (3)	(5,019)	(776)
Other, net (4)	40,253	4,703
Less:
Distributions from equity method investees	20,004	19,859
Noncash lease expense	793	1,925
Adjusted EBITDA	$183,717	$190,324
Less:
Cash interest paid	40,353	62,441
Cash paid for taxes	191	—
Senior notes interest adjustment (5)	512	(1,396)
Maintenance capital expenditures	4,297	11,009
Cash flow available for distributions (6)	$138,364	$118,270
__________
(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.
(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2021, the amount includes $22.2 million of losses related to the Blacktail Release and a $13.6 million loss related to the change in the fair value of the ECP Warrants. For the nine months ended September 30, 2020, the amount includes $3.4 million of restructuring expenses and $2.1 million of transaction costs associated with the GP Buy-In Transaction.
(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.
(6) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: Ross Wong, Sr. Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP